Exhibit 99.1
White Electronic Designs Corporation Announces
Retirement of Thomas M. Reahard from Its Board of Directors

Company Contact:	Investor Contact:
White Electronic Designs Corporation	Lytham Partners, LLC
Brian R. Kahn	Joe Diaz, Robert Blum, Joe Dorame
Chairman of the Board of Directors	602-889-9700
(602) 437-1520	wedc@lythampartners.com
Phoenix, Arizona — August 24, 2009 — White Electronic Designs Corporation (NASDAQ:WEDC) announced today that Thomas M. Reahard decided to step down as a director of the Company. Mr. Reahard tendered his resignation on August 19, 2009 and had served as a member of the Company’s Board of Directors since November 1995. Mr. Reahard also served as the Lead Director and was a member of the Corporate Governance and Nominating, Compensation and Operations Review Committees.
“Tom has been a valuable member of the Board and his consensus building input has been instrumental to the transformation the Company has made and the exciting path that we believe we are currently on,” remarked Brian R. Kahn, Chairman of the Board of Directors.
“On behalf of all of us at White Electronic Designs Corporation, I want to thank Tom for his contributions and dedicated service to the Company that spanned almost fourteen years and we wish him the best of success in his future endeavors,” stated Gerald R. Dinkel, President and Chief Executive Officer of the Company.
About White Electronic Designs Corporation
White Electronic Designs Corporation (NASDAQ: WEDC) delivers sophisticated multi-chip semiconductor packages, high-efficiency memory devices and build-to-print electromechanical assemblies for defense and aerospace applications. The ability to address the unique size, performance and quality requirements for technology creators in the defense market has established White Electronic Designs as a customer-focused solutions provider. Capabilities include design, manufacturing and obsolescence management for advanced embedded component solutions, including die stacking and secure microelectronics, as well as complex circuit card assembly services. To learn more about us, visit our website at http://www.whiteedc.com.